Exhibit 10.2

SUNPOWER CORPORATION
EXECUTIVE QUARTERLY
KEY INITIATIVE BONUS PLAN
(Amended and Restated February 4, 2014)

Article 1 -Executive KI Plan Objective
1.1 The objective of this Executive Quarterly Key Initiative Bonus Plan (“Executive KI Plan”) is to encourage retention and provide incentives to key employees of SunPower Corporation and its subsidiaries (collectively, the “Company”) based on the Company’s profit before tax, quarterly company milestones and an individual's performance against set individual key initiatives (KIs). The Executive KI Plan shall be administered by the Compensation Committee appointed by the Board of Directors of SunPower Corporation.
Article 2 -Effective Date
2.1 This quarterly program will be effective as of January 1, 2014. “Plan Periods” under the Executive KI Plan will correspond to the fiscal quarters of the Company.
Article 3 -Eligibility for Executive KI Plan Participation
3.1 All executive officers of the Company, as well as any other key employees approved by the Compensation Committee of the Board of Directors, shall participate in the Executive KI Plan. Participation will generally be limited to the CEO and executive direct reports.
Article 4 -Target Bonus Percentages and Calculations
4.1 Executive KI Target Bonus Percentages. Each Executive KI Plan participant will be allocated a KI target bonus expressed as a percentage of his or her base salary. KI target bonus percentages are set by the Compensation Committee. The Compensation Committee may, in its discretion, set maximum caps on the payout amount for KI bonuses. The Compensation Committee may delegate establishing KI target bonus percentages to officers of the Company; provided that executive officer KI target bonus percentages must be approved by the Compensation Committee.

4.2	Executive KI Plan Components.
(i) Quarterly KI Score. At the start of each quarter the participant will formulate with his or her supervisor a list of key initiatives for such quarter. Each initiative will be allocated a certain number of points, and the quarterly scorecard shall total 100 points. Following each quarter the participant’s supervisor will score the participant’s achievement of key initiatives (expressed as a percentage).

(ii) Company Milestone Score. With respect to each quarter the Board of Directors will establish quarterly company milestones for such quarter. Each company milestone will be allocated a certain number of points. Following each quarter, the executive officers of the Company will score the achievement of company milestones (expressed as a percentage).

(iii) PBT Score. At the start of the quarter the executive officers will establish an internal profit before tax financial target for the Company (“Target PBT”), including minimum and maximum PBT levels for the quarter. Following the quarter, the actual profit before tax will be determined (“Actual PBT”).
4.3 Quarterly bonuses under this Executive KI Plan are based on a combination of
(a) the participant’s number of points achieved on his or her key initiative scorecard for the quarter (expressed as a percentage), (b) the percentage of company milestones achieved for the quarter and (c) the Actual PBT for such quarter. In particular, the bonus payout is calculated as follows:
For each quarter:

(i) The Company Milestone factor is calculated as follows:

If the Company Milestone Score is:	KI Bonus for the quarter will be:
= or < 60%	No KI bonus
60% < Company Milestone Score </= 80%	Multiplied by a factor of 50%
> 80%	Multiplied by a factor of 100%

(ii) The PBT factor is calculated as follows:

If the Actual PBT is:	KI Bonus for the quarter will be:
< Minimum PBT	No KI bonus payout
Minimum </= Actual PBT < Target PBT	Paid if the Company Milestone condition is met as set forth above
Target PBT</=Actual PBT < Maximum AND Company Milestone condition is met as set forth above
Multiplied by an adjustment factor between 100% and 125%, based on a straight-line proration between target and maximum achievement.

NOTE: Adjustment factor will be greater than 100% only if Actual PBT is greater than zero.

(iii) Examples:

a.
Actual PBT is between the minimum and Target PBT performance levels and Company milestone score is greater than 80% (Company Milestone factor = 100%). The employee has a base salary of $100,000, a KI target bonus of 20%, and a KI score of 80%:

The quarterly bonus = $100,000 x ¼ x 20% x 80% x 100%

b.	Company milestone score is greater than 60% and equal to or less than 80% (Company Milestone factor = 50%). The employee has a base salary of $100,000, a KI target bonus of 20% and a KI score of 80%:

The quarterly bonus = $100,000 x ¼ x 20% x 80% x 50%

(d.) When the quarterly KI bonus is prorated and paid above 100%, it is subject to a maximum cap of 125%. The Board reserves the right to reduce payments above 100% of target, should the sum of payments above target for all eligible employees become a material portion of the Actual PBT achieved by the Company.
4.4 Quarterly bonuses under this Executive Quarterly Key Initiative Bonus Plan are paid within 90 days following the end of the quarter.

Article 5 -Effect of Base Salary on Target Bonus Adjustments
5.1 Payout calculations under the Executive KI Plan will be based on the plan participant's base salary at the end of the quarter being measured.
5.2 In the event a participant’s KI target bonus percentage is changed during the quarter, the participant’s KI payout for the quarter shall be based on the KI target bonus in effect at the end of that quarter.
Article 6 -KI Achievement
6.1 KI attainment for the completed quarter and proposed KI for the next quarter are reviewed at the end of each quarter no later than the third Friday of the first month of the quarter.

6.2 In setting KIs, a 0% threshold may be defined for each KI. This threshold, which could be timing and/or deliverable-based, is a point at which a KI score starts to be earned. If a participant does not reach/complete the minimum threshold, such KI will be scored 0% (zero). Progress beyond the threshold earns the participant a pro-rated score up to 110%. The score for a particular KI item cannot exceed 110%. Scoring greater than 100% for a KI item is usually limited to numeric or quantitative goals.
6.3 The Chief Executive Officer’s quarterly KI score is the actual company milestone score for such quarter.
Article 7 -Eligibility for Payment
7.1 Employment: Because one of the primary objectives of the Key Employee Bonus Plan is to encourage employee retention, to be eligible for any portion of the bonus payment, the participant must be employed by the Company at the scheduled payment date, unless otherwise required by local law. A participant who is involuntarily terminated for any reason other than by the Company for cause before the payment date may be eligible for a prorated potion of any bonus not yet paid at the sole discretion of the Company. A participant who terminates employment prior to the payment date will be ineligible for any and all bonuses not yet paid, except as otherwise provided in this article or any separate agreement approved by the Compensation Committee.
7.2 New Hires: New Hires shall be eligible to participate in the bonus program starting the first complete month of work, i.e. if they start the first business day of the month, they will be eligible to participate that month; otherwise, they will begin participation the following month.
7.3 Disability: If a participant is unable to perform the essential functions of his or her job with or without a reasonable accommodation and is eligible to receive disability benefits under the standards used by the Company's disability benefit plan, the participant will receive a bonus calculated as follows: the quarter in which the disability begins will be considered a completed quarter and the KI bonus for that quarter will be paid as though KI attainment was 100%. If/when the participant returns from disability leave, participation will be handled as outlined in section 7.2 above.
7.4 Retirement: If a participant retires, i.e. permanent termination of employment with the Company in accordance with the Company's retirement policies, the participant will receive a bonus calculated as follows: the quarter in which the retirement begins will be considered a completed quarter and the KI bonus for that quarter will be paid as though KI attainment was 100%. Thereafter, quarterly participation ceases.
7.5 Death: If a participant dies, awards will be paid to the beneficiary designated by the participant or, if no such designation has been made, to the persons entitled thereto as determined by a court of competent jurisdiction. The bonus will be calculated as follows: the quarter in which death occurred will be considered a completed quarter and the KI bonus for that quarter will be paid as though KI attainment was 100%. Thereafter, quarterly participation ceases.
7.6 Lay-off: If a participant is terminated by lay-off during a Plan Period, the quarter in which the lay-off occurred will be considered a completed quarter and the KI bonus for that quarter will be paid as though KI attainment was 100%. Thereafter, quarterly participation ceases.
7.7 No bonus will be paid to employees who are terminated for cause. The Company shall determine in its sole and absolute discretion whether any employee’s termination is with cause.
7.8 All qualified bonus payments including future scheduled payments pursuant to Sections 7.3, 7.4, 7.5,and 7.6 will be paid in a lump-sum.
7.9 The Chief Executive Officer reserves the right to reduce the bonus award of a participant on a pro-rata basis to reflect a participant's leave of absence or sabbatical during the applicable Plan Period.
Article 8 -Miscellaneous
8.1 Unless as defined in article 8.4, no right or interest in this Executive KI Plan is transferable or assignable except by will or laws of descent and distribution.
8.2 Participation in this Executive KI Plan does not guarantee any right to continued employment with the Company.

8.3 Participation in the Executive KI Plan in a particular Plan Period is not a guarantee to participate in subsequent Plan Periods.
8.4 Management reserves the right to discontinue participation of any participant in this Executive KI Plan, at any time, and for whatever reasons.
8.5 This Executive KI Plan is unfunded and the Company does not intend to set up a sinking fund. Consequently, payments arising out of bonus earned shall be paid out of the Company's general assets. Accounts recognized by the Company for book purposes are not an indication of funds set aside for payment. Executive KI Plan participants are considered as general creditors of the Company and the obligation of the Company is purely contractual and is not secured by any particular Company asset.
8.6 The provision of this Executive KI Plan shall not limit the ability of the Compensation Committee (or its designees) to modify said Executive KI Plan, or adopt such other plans on matters of compensation, bonus or incentive, which in its own judgment it deems proper, at any time.